EXHIBIT 10.2


                              STOCKHOLDER AGREEMENT


         THIS STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of the 27th day of August, 1997, by and between ARCHER DANIELS MIDLAND COMPANY, a Delaware business corporation ("ADM"), and MINNESOTA CORN PROCESSORS, INC., a Minnesota cooperative corporation ("MCP").

         WHEREAS, the parties to this Agreement have entered into a Transaction Agreement dated as of July 9, 1997 (the "Transaction Agreement"), pursuant to which ADM will acquire an equity stake (in the form of ADM Units, as such term is defined in the Transaction Agreement) in MCP; and

         WHEREAS, the conclusion of this Agreement is a condition precedent to the obligations of the parties to consummate the issuance and acquisition of the ADM Units under the Transaction Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and of the covenants of the parties set forth herein, the parties hereby covenant and agree as follows:

         1. Rights and Obligations of ADM. By virtue of its holding of the ADM Units, ADM shall:

         (a) From and after October 1, 1997, have rights and obligations to deliver corn to MCP on the same basis as members of MCP, including (i) the right to satisfy its delivery obligations by participating in the Growers Procurement Agency, and (ii) the right to have a pro rata portion of the annual savings of MCP allocated to ADM according to the Articles of Incorporation and Bylaws of MCP; and

         (b) Take into income any distributions with respect to MCP's patronage which are made in the form of written notices of allocation (as defined in 26 U.S.C. ss. 1388 (1994)), as required by 26 U.S.C. ss. 1385(a) (1994); and

         (c) Be treated by MCP for all other purposes as a non-member patron of MCP.

         2. Restrictions on MCP. MCP shall not, without the prior consent of
ADM:

         (a)     Make any material change in the principal businesses of MCP; or

         (b) Sell, lease, liquidate, exchange, dispose of or otherwise transfer substantially all of the assets of MCP; or

         (c) Amend Article VI of MCP's Second Amended and Restated Articles of Incorporation (which relates to the ADM Units) or Article VII of MCP's Amended and Restated Bylaws (which relates to allocation of annual savings) in any manner inconsistent with this Agreement or the rights of ADM as holder of ADM Units as contemplated herein; or


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         (d)     Make any material changes to MCP's corn delivery program
                 applicable to MCP's members and ADM; or

         (e) Embark upon any capital expenditure project that would involve the expenditure by MCP of any amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00).

ADM shall not unreasonably withhold any consent required of it pursuant to this paragraph 2. For purposes of assessing the reasonableness of the withholding by ADM of consent hereunder, reference shall be made to the viewpoint of a lender or passive investor that occupies the position of sole holder of the ADM Preferred Equity Units.

         3. Corn Delivery Program. MCP and ADM shall use all reasonable efforts to reach mutual agreement from time to time concerning changes to MCP's corn delivery program applicable to MCP's members and ADM, with a view to enhancing the economic impact of the corn delivery program on MCP's equity holders, taking into account MCP's corn procurement costs as well as the tax effects of the corn delivery program.

         4. Maintenance of Proportionate Equity of ADM Units. In the event MCP proposes to issue any additional Units of Equity Participation, MCP shall invite ADM to indicate its interest in purchasing such number of additional ADM Units as would permit ADM to maintain at a constant level its percentage of the total participating equity of ADM. Such indication of interest on the part of ADM shall be given within seven (7) days of MCP's invitation, and shall not be binding on either party. In the event that the proposed issuance of additional Units of Equity Participation takes place, and if ADM has previously indicated an interest in participating as hereinbefore described, then ADM shall be permitted to purchase such number of additional ADM Units as would permit it to maintain its percentage of the total participating equity of ADM at a level equal to that prior to such additional issuance of Units of Equity Participation. For purposes of this Section 4, Units of Equity Participation that are redeemed by MCP from terminated or defaulting members of MCP shall be treated as outstanding while held by MCP after such redemption and shall not be treated as "additional Units of Equity Participation" hereunder upon re-issuance (or proposed re-issuance) to MCP members thereafter.

         5. Term and Termination. This Agreement shall enter into force as of the date hereof and shall terminate upon mutual agreement of the parties.

         6. Miscellaneous.

         6.1 This Agreement shall be governed in all respects by the laws of the State of Minnesota, excluding its conflicts of laws rules.

         6.2 Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (which consent may be withheld at such other party's sole discretion).


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         6.3 All notices hereunder shall be served as provided in Section 7.8 of the Transaction Agreement.

         6.4 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.5 The paragraph headings in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.


ARCHER DANIELS MIDLAND COMPANY              MINNESOTA CORN PROCESSORS, INC.


By: /s/ (illegible)                         By: /s/ L. Daniel Thompson
   -------------------------------------       ---------------------------------

Its: President & Chief Executive Officer    Its: President
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